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                                                                      EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 46 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Vanguard/Wellesley Income Fund, which are also in-corporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospec-tuses and under the heading "Financial Statements" in the Statement of Addi-tional Information.

Price Waterhouse LLP
Philadelphia, PA

April 8, 1998